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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz Director of Investor Relations 847/585-3899 www.careered.com

CAREER EDUCATION REPORTS RECORD
RESULTS FOR THIRD QUARTER 2003

Quarterly Revenues up 60% & Quarterly Net Income Up 90%;
Summer and Fall Starts Up 63%;
October Population Up 58%; Online Population Up Dramatically

        Hoffman Estates, Ill. (October 21, 2003)—Career Education Corporation (Nasdaq:CECO) today reported record revenues, net income and earnings per share for the third quarter ended September 30, 2003, its 23rd consecutive quarter of record results since becoming a public company.

        Third quarter 2003 revenues were $315.7 million, up 60 percent from $197.2 million for the same period last year. Third quarter 2003 net income was $26.9 million, or $0.26 per diluted share, up 90 percent from last year's net income of $14.2 million, or $0.15 per diluted share. For the nine months ended September 30, 2003, revenues were $817.3 million, up 48 percent from $551.8 million for the same period last year. Net income for the first nine months of 2003 was $65.8 million, or $0.66 per diluted share, up 80 percent from last year's net income of $36.5 million, or $0.39 per diluted share.

        Third quarter 2003 new student starts rose 73 percent to approximately 26,100, up from approximately 15,100 for the same period last year. Summer and fall (July through October) new student starts are expected to rise 63 percent to approximately 43,400, up from approximately 26,700 a year ago.

        Total CEC student population on October 31, 2003 is expected to be approximately 79,500, up 58 percent from approximately 50,400 on October 31, 2002. Of the expected total CEC student population on October 31, 2003, approximately 10,400 students are attributable to the Whitman Education Group acquisition. On a same school basis, total CEC student population is expected to increase year-over-year by approximately 26 percent.

        Total full time student population of CEC's Online Education Group on October 31, 2003 is expected to be approximately 9,300, a more than five-fold increase from approximately 1,700 students on October 31, 2002. The total expected online population includes approximately 70 students from the recently launched Colorado Technical University Online (CTU Online).

        "Career Education Corporation continues to deliver record results, with the third quarter serving as a clear demonstration of the vitality and scalability of our business model," said John M. Larson, chairman, president and chief executive officer. "Third quarter results were driven by significant revenue and profitability gains in our online business, continued strong organic growth in our on-campus operations, and better than expected results from the recently acquired, former Whitman and INSEEC campuses. All of these factors helped drive our quarterly margin improvement of 210 basis points year-over-year.

        "As the results demonstrate, CEC is delivering on all fronts," Mr. Larson said. "The growth of our online business continues to outperform expectations and was the primary contributor to our exceeding third quarter revenue and earnings guidance. Our Online Education Group generated approximately $44 million in revenues during the third quarter and is on course to generate more than $140 million in revenues in 2003. This estimate is significantly higher than our 2002 revenues of $20 million.

        "Our recently launched CTU online platform, which offers less accelerated programs than those offered by American InterContinental University Online (AIU Online), is showing tremendous promise following its October start. The online business is our highest-margin business unit and is expected to continue to deliver strong bottom line results in the fourth quarter. We have great expectations for our Online Education Group, which has grown to become the second largest online education provider in our sector in just under three years," Mr. Larson said.

        According to Mr. Larson, CEC's on-campus operations continue to deliver strong revenue and earnings growth, buoyed in 2003 by more than 50 academic program transplants, campus start-ups, innovative marketing programs and investments in expanded campus facilities.

        "Our focus is to build the reputation and reach of our brand name schools," Mr. Larson said. "Our approach works, as demonstrated by strong same-school growth during the quarter and the immediate impact we have had on the former Whitman and INSEEC campuses."

        Mr. Larson noted that all four of the start-up campuses in 2003 have exceeded internal enrollment targets. Three start-up campuses began operations this month, Le Cordon Bleu College of Culinary Arts/Atlanta, International Academy of Design and Technology/Detroit and American InterContinental University/Houston, joining the recently opened Le Cordon Bleu College of Culinary Arts/Las Vegas.

        "Our marketing message continues to resonate among potential students throughout our global network," Mr. Larson said. "Third quarter lead flow for our on-campus and online groups was up an aggregate 76 percent over the same period last year, underscoring the high demand for the full range of degree options we offer in the career fields of visual communication and design, IT, business, culinary arts and health education."

        Mr. Larson said that Career Education Corporation instituted new, more aggressive cash collection practices and stricter credit standards during the third quarter, resulting in a significant year-over-year drop in Days Sales Outstanding (DSOs), and a corresponding increase in cash flow generation.

        "For the first time in CEC's history, DSOs have remained flat from the second to third quarter when normal seasonal trends have led to a quarter-to-quarter increase in the range of 4 to 9 days. Bad debt expense was up for the third quarter because of a higher level of student attrition, which was partly due to toughening credit standards, and higher average receivable balances from dropped students," Mr. Larson said.

        "As we look to the fourth quarter and beyond, we see continued record growth and outstanding financial performance," Mr. Larson said.

Selected Financial Data

        Certain supplemental information related to Accounts Receivable and Bad Debt Expense are summarized below:

  •
  Quarterly Days Sales Outstanding (DSOs) for total accounts receivable were 33 days at September 30, 2003. This represents a five-day decrease from the quarterly DSOs at September 30, 2002 of 38 days. The company calculates DSOs by dividing its "Receivables, net" by average daily revenue. Average daily revenue is computed by dividing quarterly "Total revenue" by the total number of days in the quarter.

  •
  Bad Debt Expense was 4.8 percent of total revenues for the quarter ended September 30, 2003, compared with 3.9 percent for the quarters ended September 30, 2002 and June 30, 2003.

Business Outlook

        While the company may make further acquisitions, none are contemplated by these forward-looking statements.

  •
  We expect full year 2003 revenues to be approximately $1.171 billion to $1.173 billion and full year 2003 earnings per share to be approximately $1.14. We expect the Online Education Group's full year 2003 revenues, included in the preceding amounts, to exceed $140 million.

  •
  We expect fourth quarter 2003 revenues to be approximately $354 to $356 million and fourth quarter 2003 earnings per share to be approximately $0.47. We expect weighted average shares outstanding to be approximately 104.5 million for fourth quarter 2003.

  •
  We expect fourth quarter 2003 operating profit margin improvement to be approximately 30 to 50 basis points higher than fourth quarter 2002. This improvement reflects the impact of the INSEEC, Whitman and Western acquisitions.

  •
  We expect that 2003 capital expenditures will be approximately $88 to $93 million.

Conference Call

        Career Education Corporation will host a conference call with analysts on Wednesday, October 22, 2003 at 10:30 a.m. (Eastern Daylight Time) to discuss its third quarter 2003 results. Interested parties can listen to the conference call live through the Internet at www.careered.com or (617) 786-2961 and citing code 83978811. A rebroadcast will be available for 90 days at www.careered.com or for seven days by calling (617) 801-6888 and citing code 41955387.

        Career Education Corporation (www.careered.com) is the world's largest on-campus provider of private, for-profit postsecondary education and has a rapidly-growing presence in online education. CEC's Colleges, Schools and Universities Group operates 78 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master's degree, bachelor's degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education. The Online Education Group operates American InterContinental University Online and Colorado Technical University Online and offers a variety of degrees in information technology, business, visual communication and education. Including the impact of the Whitman acquisition, CEC's total student population on October 31, 2003 is expected to be approximately 79,500 students.

        Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as "anticipates," "expects," "projects," "plans," "will," and similar expressions, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties include, but are not limited to, costs and difficulties related to the integration of acquired businesses, risks and effects of legal and administrative proceedings and governmental regulations, future financial and operational results, competition, general economic conditions, ability to manage and continue growth, and other risk factors relating to our industry and business as detailed in our Annual Report on Form 10-K for the year ended December 31, 2002, as amended and from time to time in our reports filed with the SEC. We disclaim any responsibility to update these forward-looking statements.

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Career Education Corporation
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended September 30, 2003 and 2002
(Amounts in thousands, except per share data and percentages)

	2003	% of Revenue	2002	% of Revenue
Revenue:
Tuition and registration fees	$287,575	91.1%	$176,126	89.3%
Other	28,121	8.9%	21,029	10.7%

Total revenue	315,696	100.0%	197,155	100.0%

Operating expenses:
Educational services and facilities	112,587	35.7%	76,723	38.9%
General and administration	145,838	46.2%	87,690	44.5%
Depreciation and amortization	11,736	3.7%	8,431	4.3%

Total operating expenses	270,161	85.6%	172,844	87.7%

Income from operations	45,535	14.4%	24,311	12.3%
Other income (expense):
Interest income	37	0.0%	266	0.1%
Interest expense	(423)	-0.1%	(656)	-0.3%
Share of affiliate earnings	96	0.0%	100	0.1%

Total other income	(290)	-0.1%	(290)	-0.1%

Income before provision for income taxes	45,245	14.3%	24,021	12.2%
Provision for income taxes	18,324	5.8%	9,849	5.0%

Net income	$26,921	8.5%	$14,172	7.2%

Diluted net income per share	$0.26		$0.15
Diluted weighted average number of shares outstanding	103,713		95,114

Note:	2002 bad debt expense of $7,753 has been reclassified from revenue to general and administration expense to conform with 2003 financial statement presentation

Career Education Corporation
CONSOLIDATED STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2003 and 2002
(Amounts in thousands, except per share data and percentages)

	2003	% of Revenue	2002	% of Revenue
Revenue:
Tuition and registration fees	$746,192	91.3%	$496,274	89.9%
Other	71,121	8.7%	55,556	10.1%

Total revenue	817,313	100.0%	551,830	100.0%
Operating expenses:
Educational services and facilities	296,775	36.3%	214,909	38.9%
General and administration	380,934	46.6%	250,903	45.5%
Depreciation and amortization	30,764	3.8%	24,714	4.5%

Total operating expenses	708,473	86.7%	490,526	88.9%
Income from operations	108,840	13.3%	61,304	11.1%
Other income (expense):
Interest income	874	0.1%	642	0.1%
Interest expense	(1,374)	-0.2%	(1,534)	-0.3%
Share of affiliate earnings	2,167	0.3%	1,393	0.3%

Total other income	1,667	0.2%	501	0.1%

Income before provision for income taxes	110,507	13.5%	61,805	11.2%
Provision for income taxes	44,755	5.5%	25,340	4.6%

Net income	$65,752	8.0%	$36,465	6.6%

Diluted net income per share	$0.66		$0.39
Diluted weighted average number of shares outstanding	99,259		94,356

Note:	2002 bad debt expense of $20,512 has been reclassified from revenue to general and administration expense to conform with 2003 financial statement presentation

Career Education Corporation
SELECTED BALANCE SHEET & FINANCIAL DATA
As of September 30, 2003 and 2002
(Dollars in thousands)

	2003	2002
Cash	$78,328	$13,541
Receivables, net	111,888	81,557
Current assets	247,364	134,747
Total assets	1,001,226	556,052
Current liabilities	219,008	125,525
Long-term debt and capital lease obligations	75,833	43,251
Other long-term liabilities	19,109	14,131
Stockholders' investment	687,276	373,145

	Purchases of property and equipment, net	Net cash provided by operating activities
Three months ended September 30, 2003	$25,505	$57,520
Nine months ended September 30, 2003	$53,370	$119,969

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  Exhibit 99.1
CONSOLIDATED STATEMENTS OF INCOME
SELECTED BALANCE SHEET AND FINANCIAL DATA